NUMBER

0

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

SHARES

US Assets Inc.

TOTAL AUTHORIZED ISSUE 250,000,000 SHARES

See Reverse for Certain Definitions

200,000,000 SHARES PAR VALUE $.0001 EACH
COMMON STOCK

50,000,000 SHARES PAR VALUE $.0001 EACH
BLANK CHECK PREFERRED STOCK

This is to Certify that ______________________________ **is the owner of**

____

FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK OF US ASSETS INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.
Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

______________________ SECRETARY

______________________ PRESIDENT